Alliance Capital Investment Corp.
July 13, 1999
Page 1

                                                Westbury Metals Group, Inc.
                                                     750 Shames Drive
                                                 Westbury, New York 11590


                                                       July 13, 1999

Alliance Capital Investment Corp.
125 West Shore Road
Huntington, New York 11743

Attention of Ms. Stacie Greene, President

Re: Westbury Metals Group, Inc. -- Common Stock Purchase Warrant

Ladies and Gentlemen:

         This Letter will set forth our agreement with respect to the purchase by Alliance Capital Investment Corp. ("Alliance") of a warrant from Westbury Metals Group, Inc., a Delaware corporation (the "Company"), as follows.

         1. Contemporaneously with the execution of this Letter, Alliance will purchase from the Company, and the Company will sell to Alliance, a Series A Common Stock Purchase Warrant (the "Warrant") to purchase ninety thousand (90,000) shares of the Company's common stock, par value $.001 per share ("Common Stock") at an exercise price of $3.00 per share, subject to adjustment. The purchase price for the Warrant shall be $90. The Warrant shall be in form and substance satisfactory to Alliance.

         2.  Alliance  acknowledges  that the  Warrant  and the shares of Common
Stock issuable upon exercise of the Warrant (the "Warrant Shares") are restricted securities, as defined in Rule 144 of the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold except pursuant to an effective registration statement pursuant to the Securities Act or an exemption from the registration requirement of the Securities Act.

         3. Alliance is purchasing the Warrant for its own account and not with a view to the sale or distribution of the Warrant or the Warrant Shares; provided, however that nothing in the Paragraph 3 shall be construed in any manner to restrict or otherwise affect Alliance's right to have the Warrant and the Warrant Shares registered pursuant to the Securities Act as provided in the Warrant.

         4. The Company represents and warrants that (a) the Warrant constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms and (b) the Warrant Shares have been duly authorized for issuance and, upon payment of the exercise price as provided in the Warrant, will be duly and validly authorized and issued, fully paid and non-assessable; and (c) all corporation action necessary for the execution and delivery of this Letter and the Warrant has been taken.

         5. This Letter and the rights of the parties under this Letter shall be governed by the laws of the State of New York applicable to agreements executed and to be performed wholly within such State.



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Alliance Capital Investment Corp.
July 13, 1999
Page 2
         Please confirm your agreement with the foregoing by signing this Letter and returning it to Alliance.

                                Very truly yours,

                                                WESTBURY METALS GROUP, INC.


                                               By:_____________________________
                                                   Mandel Sherman, President
AGREED TO:

ALLIANCE CAPITAL INVESTMENT CORP.


By:_____________________________
      Stacie Greene, President